EXHIBIT 1.1

[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

2011 LIVESTOCK PRODUCTS DISTRIBUTION AGREEMENT

    This Livestock Products Agreement (“Agreement”) effective as of January 1, 2011 (“Effective Date”) is made by and between Pfizer Inc., 5 Giralda Farms, Madison, New Jersey 07940-1027 (“Pfizer”) and Walco International, Inc., 7 Village Circle, Suite 200, Westlake, TX 76262 (hereinafter, “WALCO”).

WHEREAS, WALCO is in the business of buying and selling animal health products and servicing customers for those products, and

WHEREAS, WALCO and Pfizer wish to set forth the terms of their relationship related to the purchase and supply of such products,

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereby agree as follows:

Definitions:

“PARTICIPATING CUSTOMERS” shall mean customers from the list of customers approved by Pfizer who have entered into a Leaders Edge Agreement with Pfizer.

“Products” shall mean the Pfizer cattle and swine products sold to WALCO by Pfizer pursuant to this Agreement (and referenced in Schedule A to this Agreement).

“Sales Out” shall mean the reported sales by WALCO to Covansys and accepted by Pfizer.

“Strategic Accounts” shall mean all those PARTICIPATING CUSTOMERS listed in Schedule B hereto.

1.   (a) Pfizer shall continue to promote its Products to certain select customers in the livestock field. The parties agree that each time a PARTICIPATING CUSTOMER selects WALCO as their supplier and to service that customer’s account, Pfizer shall send to WALCO a Pfizer Suggested Resale Price List which shall specify the Pfizer Products and the Pfizer suggested resale prices quoted to such PARTICIPATING CUSTOMER (hereafter “SUGGESTED RESALE PRICE LIST”). Each such SUGGESTED RESALE PRICE LIST shall be incorporated into and become part of this Agreement. Please find the current SUGGESTED RESALE PRICE LIST listed on Schedule C hereto. Also included on Schedule C is the current Pfizer Livestock Distributor Pricing. The Products and suggested resale prices are subject to change at any time in Pfizer’s sole discretion upon thirty (30) days prior written notice.

    (b) Pfizer reserves the right to add or delete PARTICIPATING CUSTOMERS or Strategic Accounts at any time at Pfizer’s sole discretion. Pfizer will provide written notice to WALCO of any changes. Pfizer will notify WALCO of any (i) additions to the Strategic Accounts list within twenty-four (24) hours of Pfizer’s receipt of the customer contract and (ii) removals from the Strategic Accounts list within four (4) business days prior to the removal effective date.

2.    (a) WALCO represents and warrants that for the purposes of this Agreement, it is in the business of purchasing Products from Pfizer for the sole purpose of resale and distribution, is registered within the state(s) with which it does business, is compliant with all pharmacy and distribution licensing requirements within the state(s) with which it does business, and is compliant with and capable of participating in Electronic Data Interchange (EDI).

    (b) WALCO agrees to purchase from Pfizer, at credit terms agreed to between the parties and as may be further set forth on Pfizer’s invoices, Products sufficient to fulfill demand from all customers to whom WALCO will sell Products in the quantities desired by the customers.

    (c) WALCO agrees to maintain an inventory of Products equal to /*/ Demand per species as identified on Schedule A Cattle and Swine, but excluding all Products indicated on Schedule A as ineligible for RSA payments. /*/

       All Products shall count towards the amount held in inventory by WALCO. WALCO and Pfizer agree to act in good faith to resolve any material differences in the on hand inventory calculations.

    (d) Pfizer reserves the right to allocate purchases such that WALCO may not purchase more than two (2) months WALCO’s average of the most current Moving Annual Total sales purchases. Exceptions must be approved by Pfizer’s Animal Health Headquarters.

    (e) WALCO agrees that all sales of Pfizer Products from WALCO to a PARTICIPATING CUSTOMER shall reflect the specific prices for each Product provided for in that PARTICIPATING CUSTOMER’S most recent SUGGESTED RESALE PRICE LIST. In the event that the price listed on a PARTICIPATING CUSTOMER’S most recent SUGGESTED RESALE PRICE LIST for any particular Product is lower (at the time of consummation of a sale of such particular Products between WALCO and that PARTICIPATING CUSTOMER) than the price paid by WALCO to Pfizer for such Product, Pfizer agrees to credit WALCO's account for the amount of such difference.

3. Nothing herein contained shall create or be deemed to create any relationship between the parties other than as specifically provided for herein. No employment, partnership, specific or general agency relationship shall exist unless specifically provided for in writing between the parties. WALCO shall not represent, directly or indirectly, expressly or by implication, that any such relationships exist and/or that WALCO has any authority except as set forth in this Agreement.

4. WALCO shall use commercially reasonable efforts to provide appropriate service to the customers to whom WALCO will sell hereunder. For customers serviced pursuant to this Agreement, WALCO shall:

    (a) Store its inventory of Pfizer Products under conditions (including refrigeration where appropriate) in accordance with package labeling or other written instructions from Pfizer to ensure that such Products retain their potency, purity, quality, and identity;

    (b) Provide to Covansys by the close of business on Friday of each week an EDI report 852 report covering all Product inventory purchased from Pfizer and setting forth in dollars at WALCO’s acquisition cost from Pfizer the amount of inventory by species. WALCO agrees that Pfizer shall have the right, upon reasonable advance notice and during business hours to audit inventory in the possession of WALCO to confirm compliance with this paragraph 4(b) and to confirm the accuracy of the data contained in the report;

    (c) Provide to Covansys its Health Industry Number, Customer Health Industry Number, Pfizer Product number, transaction date, ship to zip code, number of units and price with respect to each sale of Product, and unit inventories on each Pfizer Product sku that WALCO sells;

    (d) Provide Sales Out data, which shall include Leaders Edge and Non-Leaders Edge sales, to Covansys within ten (10) working days of the date of each invoice. WALCO will use its best efforts to ensure Sales Out data integrity and timeliness;

    (e) Submit all orders to Pfizer via EDI. EDI report 867 is the acceptable format;

    (f) Establish any service fee or other charge or discount to any customer including PARTICIPATING CUSTOMERS for Pfizer Products independently and at its sole discretion;

    (g) Provide regularly scheduled delivery service to its customers and use commercially reasonable efforts to anticipate its customers' requirements for Pfizer Products. In the event Pfizer delivers any product order to PARTICIPATING CUSTOMERS (drop ship), no consideration shall be payable to WALCO for that order under paragraph 5 below, provided that Pfizer will pay WALCO for any drop ship if such shipment is made necessary by the unavailability of Pfizer Products;

    (h) WALCO agrees that credit limits established by Pfizer shall be subject to change upon written notice by Pfizer in its sole discretion and that no Product shipments will be made to WALCO in excess of the established credit limits;

    (i) Invoice customers in an accurate and timely manner;

    (j) Refer to that PARTICIPATING CUSTOMERS SUGGESTED RESALE PRICE LIST on each invoice for Pfizer Products;

    (k) Take no action, whether or not identified above, that would harm the Goodwill or name of Pfizer, or damage the interests of Pfizer or the Products, other than where supported by sound factual evidence, including, but not limited to, the diversion of Products and statements of false information. For purposes of this Agreement “Goodwill” shall mean the marketplace advantage of customer patronage and loyalty developed with continuous business under the same name over a period of time; and

    (l) /*/

5. All sales of Products to PARTICIPATING CUSTOMER or Strategic Accounts for whom a SUGGESTED RESALE PRICE LIST has been incorporated into this Agreement are covered by this Agreement with regard to compensation payable to WALCO hereunder. Any transaction involving Products with any customer including a PARTICIPATING CUSTOMER for which WALCO has not been selected by that PARTICIPATING CUSTOMER as the distributor are not covered by this Agreement with regard to compensation payable hereunder.

6.    (a) WALCO shall not be provided with any rebate, discount or other compensation for Products handled under this Agreement unless specifically set forth herein. WALCO will NOT be eligible to collect an RSA on any lateral sales to an unauthorized Pfizer distributor. (It is WALCO's obligation to confirm with Pfizer, prior to making a sale, as to whether a distributor is an authorized distributor.) All sales by Pfizer to WALCO shall be at the then current Pfizer list price but subject to appropriate credits in accordance with paragraph 2(e). Pfizer shall have the right to raise or change the price of any or all Products to WALCO on /*/ prior written notice. Pfizer shall be free to limit sales of any or all Products to WALCO in advance of any price increase.

    (b) The parties agree that Pfizer shall not be obligated to issue credits for any returns that exceed the current average of returns of distributors as specified below unless such returns are the subject of a recall or made at the request of Pfizer. The current average of returns of distributors for the calendar year of the contract timeline January 1, 2011 to December 31, 2011 shall be:

    /*/

7. The payments described in Schedule D hereto constitute full and complete compensation for WALCO.

8. All returns shall be approved by Pfizer and subject to Pfizer’s Returned Goods Policy, attached hereto as Schedule F. WALCO may not offset payment to Pfizer of invoice amounts as credit for any compensation payable hereunder. Pfizer shall make bi-monthly payments of appropriate fees to WALCO.

9. WALCO and Pfizer agree that, under the specific circumstances delineated in this Section 9, each party, at such party’s sole discretion, may recoup the sums outstanding to it from the other party against those sums which may become due from such party to the other party, in that the obligations arise from mutual transactions. The specific circumstances which will enable each party to initiate recoupment are:

    (a) The other party becomes insolvent, which shall be defined as:

       (i) the sum of the other party’s debts is greater than all of other party’s property (“Balance Sheet Test”); or

       (ii) the other party is generally not paying its debts as they come due; or

       (iii) the other party has failed to act in good faith for a period in excess of six (6) months to resolve any outstanding invoice or purchase order issues or reconciliations.

    (b) The other party commences a liquidation of its operations by means of a sale of its assets in their entirety or piecemeal; or

    (c) The other party ceases its business operations whether or not such cessation is voluntary or involuntary; or;

    (d) The other party files a proceeding pursuant to the U.S. Bankruptcy Code or any state court proceeding, including an Assignment for the Benefit of Creditors.

10. Nothing in this Agreement shall be deemed to preclude WALCO from negotiating a service fee or any other consideration from, or providing any discount or rebate to, any customer, including PARTICIPATING CUSTOMERS for any services provided by WALCO.

11. WALCO shall distribute Pfizer Products only under the labeling provided by Pfizer or as otherwise approved in writing by Pfizer; prescribe, recommend, suggest, and advertise each Product for use only under the conditions stated in the labeling provided by Pfizer; and observe all federal, state, and local laws governing the distribution of the Products.

12. Nothing in this Agreement shall be deemed to limit Pfizer’s ability to sell any Product at any time to any customer including PARTICIPATING CUSTOMERS or any other party. Transactions consummated directly between Pfizer and any such customer or other party shall not qualify for any of the compensation payable to WALCO hereunder. Nothing in this Agreement shall be deemed to limit WALCO’s ability to sell non-Pfizer products at any time to any customer including PARTICIPATING CUSTOMERS or any other party. WALCO’s active promotion or sale of products not made by Pfizer will not be considered harmful to the Goodwill or name of Pfizer, or the Products, provided that the Pfizer Products are not maligned in any way as prohibited under Section 4(k) of this Agreement.

13. EXCEPT AS SET FORTH IN THIS AGREEMENT, IN THE LABELING OF THE PRODUCTS SOLD HEREUNDER, OR AS OTHERWISE SPECIFIED IN WRITING BY PFIZER, PFIZER MAKES NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE PRODUCTS.

    (a) Pfizer shall defend, indemnify, and hold WALCO harmless from all liabilities, claims, demands, damages, costs and expenses, or money judgments incurred by WALCO or rendered against it resulting from (a) any breach by Pfizer of this Agreement, (b) third party claims or actions for personal injury or property damage which arise out of the distribution or sale of Pfizer products or the failure to warn, except to the extent that such personal injury or property damage arises out of the negligence or willful misconduct of WALCO, and (c) any claim that the Products, as sold by Pfizer, were defective. In the event Pfizer is found by any court of competent jurisdiction to be liable for any claim based in products liability, then Pfizer shall reimburse WALCO’s reasonable legal fees incurred in the course of cooperating with Pfizer’s defense. To be covered by this defense and indemnity, WALCO must: promptly notify Pfizer of any such claim; allow Pfizer to fully control the defense and/or resolution of the claim; and cooperate fully with Pfizer in the matter. This defense, indemnity and payment for legal fees shall not apply to claims alleging: WALCO alteration, negligent handling or improper storage of the Products; sale of outdated Products; sale or recommendation of the Products for uses or in a manner not set forth in either the labeling supplied by Pfizer or as otherwise specified by Pfizer in writing; or sale of the Products after receipt of written notice from Pfizer that such sales should be halted.

    (b) In no event shall either party be liable to the other party for special, collateral, incidental, punitive or consequential damages in connection with or arising out of this Agreement. Except as provided under subparagraph 13(a), above, total damages recoverable against Pfizer by WALCO shall be exclusively limited to the purchase price of the Products with respect to which damages are claimed.

14. WALCO and Pfizer acknowledge that in the performance of their duties hereunder each may obtain access to "Confidential Information" (as defined below) of the other. WALCO and Pfizer agree that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, unless specifically permitted in writing by the other party, which permission shall not be unreasonably withheld, especially in connection with a sale of all or a substantial portion of WALCO’s business, to (a) retain in confidence and not disclose to any third party and (b) use only for the purpose of carrying out their duties hereunder, any such Confidential Information. As used herein the term "Confidential Information" means any information, or data, whether of a business or scientific nature and whether in written, oral or tangible form, relating to Pfizer’s and WALCO's business or potential business or its research and development activities, not generally available to or known to the public, and not otherwise known to the receiving party, that is disclosed to or learned by the other party pursuant hereto. "Confidential information" does not mean or include any information: (a) which is, at the time of disclosure, available to the general public; or (b) which following disclosure becomes available to the general public through no fault of the recipient; or (c) which recipient can demonstrate was in its possession before receipt; or (d) which is disclosed to recipient without restriction on disclosure. Upon written request from either party after completion of the work provided for hereunder or other termination of this Agreement each party will return to the other party any documents, or copies thereof, or any product samples, containing or constituting Confidential Information disclosed to or generated by either party in connection with this Agreement.

15. All notices or communications given hereunder by one party to the other shall be sent by hand or by first class prepaid registered or recorded delivery post or by facsimile addressed to such party as follows:

    If to Pfizer:

       Pfizer, Inc.
       Attention: President, Animal Health
       5 Giralda Farms
       Madison, New Jersey 07940-1027

    If to WALCO:

       Walco International, Inc.
       7 Village Circle, Suite 200
       Westlake, TX 76262

Either party may change its address by giving written notice to the other party.

16. This Agreement shall be effective as of January 1, 2011 and shall continue in force until December 31, 2011. This Agreement may be terminated by either party upon thirty (30) days prior written notice. Such termination may be without cause. This Agreement may be terminated immediately by either party upon written notice in the event of a material breach by the other. In the event WALCO takes any action that harms or damages the interests of Pfizer or the Products, other than where supported by sound factual evidence, including, but not limited to, the diversion of Products and statements of false information, Pfizer may terminate this Agreement immediately upon written notice.

17. This Agreement shall be governed by the laws of the State of New York applicable to contracts made and performed therein. This Agreement is not assignable without the express written consent of the other party, and may be modified or amended only in writing signed by both parties.

18. This Agreement and documents referred to herein embody the entire understanding between the parties hereto, will supersede prior agreements relating to the Products. No activities conducted pursuant to this Agreement or related thereto, including but not limited to the future planning activities of the parties, shall be deemed to give rise to any obligations on the part of either party other than as expressly provided for herein.

    IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement.

Walco International, Inc.	Pfizer Inc.

By /s/ Damian Olthoff	By /s/ Clinton A. Lewis, Jr.
Damian Othoff	Clinton A. Lewis, Jr.
General Counsel	President, U.S. Operations
Pfizer Animal Health

Date February 2, 2011	Date February 28, 2011

SCHEDULE A

FEE ELIGIBLE PRODUCTS

2011 Leaders' Edge RSA Eligibility List
SKU	ITEM DESCRIPTION	SIZE	RSA ELIGIBLE	RSA (Sales to LE Vets & Animal Health Accounts)	RSA (Sales to Strategic Producers)	RSA Sales to LE Producers
CATTLE-BIOLOGICALS
4252	Bovi-Shield® BRSV	10	/*/	/*/	/*/	/*/
4256	Bovi-Shield BRSV	50	/*/	/*/	/*/	/*/
5194	Bovi-Shield GOLD® 4	10	/*/	/*/	/*/	/*/
5195	Bovi-Shield GOLD 4	50	/*/	/*/	/*/	/*/
5199	Bovi-Shield GOLD® 5	5	/*/	/*/	/*/	/*/
5196	Bovi-Shield GOLD 5	10	/*/	/*/	/*/	/*/
5197	Bovi-Shield GOLD 5	50	/*/	/*/	/*/	/*/
5321	Bovi-Shield GOLD® FP® 5**	10	/*/	/*/	/*/	/*/
5322	Bovi-Shield GOLD FP 5**	50	/*/	/*/	/*/	/*/
5114	Bovi-Shield GOLD FP 5 L5*	50	/*/	/*/	/*/	/*/
5323	Bovi-Shield GOLD® FP® 5 L5**	5	/*/	/*/	/*/	/*/
5324	Bovi-Shield GOLD FP 5 L5**	10	/*/	/*/	/*/	/*/
5325	Bovi-Shield GOLD FP 5 L5**	50	/*/	/*/	/*/	/*/
5116	Bovi-Shield GOLD FP 5 VL5*	50	/*/	/*/	/*/	/*/
5326	Bovi-Shield GOLD® FP® 5 VL5**	10	/*/	/*/	/*/	/*/
5327	Bovi-Shield GOLD FP 5 VL5**	50	/*/	/*/	/*/	/*/
5044	Bovi-Shield GOLD® FP® 5L5 HB	5	/*/	/*/	/*/	/*/
5253	Bovi-Shield GOLD FP 5 L5 HB	10	/*/	/*/	/*/	/*/
5254	Bovi-Shield GOLD FP 5 L5 HB	50	/*/	/*/	/*/	/*/
5255	Bovi-Shield GOLD® FP® 5 VL5 HB	10	/*/	/*/	/*/	/*/
5256	Bovi-Shield GOLD FP 5 VL5 HB	50	/*/	/*/	/*/	/*/
5267	Bovi-Shield GOLD® BVD	10	/*/	/*/	/*/	/*/
5268	Bovi-Shield GOLD BVD	50	/*/	/*/	/*/	/*/
5269	Bovi-Shield GOLD® IBR-BVD	10	/*/	/*/	/*/	/*/
5191	Bovi-Shield GOLD® IBR-BVD	50	/*/	/*/	/*/	/*/
4179	Bovi-Shield® IBR	50	/*/	/*/	/*/	/*/
4002	Calf-Guard®	1	/*/	/*/	/*/	/*/
4143	CattleMaster® 4+VL5	5	/*/	/*/	/*/	/*/
4144	CattleMaster 4+VL5	10	/*/	/*/	/*/	/*/
4145	CattleMaster 4+VL5	25	/*/	/*/	/*/	/*/
5094	CattleMaster® GOLD™ FP® 5	5	/*/	/*/	/*/	/*/
5095	CattleMaster GOLD FP 5	10	/*/	/*/	/*/	/*/
5096	CattleMaster GOLD FP 5	25	/*/	/*/	/*/	/*/
5124	CattleMaster® GOLD™ FP® 5 L5	5	/*/	/*/	/*/	/*/
5125	CattleMaster GOLD FP 5 L5	10	/*/	/*/	/*/	/*/
5126	CattleMaster GOLD FP 5 L5	25	/*/	/*/	/*/	/*/
1434	E.coli Bacterin- J-5™ Strain	20	/*/	/*/	/*/	/*/
1435	E.coli Bacterin- J-5 Strain	50	/*/	/*/	/*/	/*/
5263	INFORCE™3	1	/*/	/*/	/*/	/*/

5264	INFORCE 3	10	/*/	/*/	/*/	/*/
5265	INFORCE 3	25	/*/	/*/	/*/	/*/
5266	INFORCE 3	50	/*/	/*/	/*/	/*/
4475	Leptoferm-5®	10	/*/	/*/	/*/	/*/
4477	Leptoferm-5	50	/*/	/*/	/*/	/*/
4988	One Shot®	5	/*/	/*/	/*/	/*/
4991	One Shot	10	/*/	/*/	/*/	/*/
4993	One Shot	50	/*/	/*/	/*/	/*/
5074	One Shot Ultra® 7	10	/*/	/*/	/*/	/*/
5075	One Shot Ultra 7	50	/*/	/*/	/*/	/*/
5076	One Shot Ultra® 8	10	/*/	/*/	/*/	/*/
5077	One Shot Ultra 8	50	/*/	/*/	/*/	/*/
5328	PregGuard® GOLD FP® 10**	10	/*/	/*/	/*/	/*/
5329	PregGuard GOLD FP 10**	50	/*/	/*/	/*/	/*/
4308	Resvac® 4/Somubac®	10	/*/	/*/	/*/	/*/
4307	Resvac 4/Somubac	50	/*/	/*/	/*/	/*/
5331	ScourGuard® 4K**	10	/*/	/*/	/*/	/*/
5332	ScourGuard 4K**	50	/*/	/*/	/*/	/*/
5333	ScourGuard® 4KC**	10	/*/	/*/	/*/	/*/
5334	ScourGuard 4KC**	50	/*/	/*/	/*/	/*/
4255	Somubac®	10	/*/	/*/	/*/	/*/
4254	Somubac	50	/*/	/*/	/*/	/*/
5088	Spirovac®	10	/*/	/*/	/*/	/*/
5090	Spirovac	50	/*/	/*/	/*/	/*/
5200	Spirovac® L5	10	/*/	/*/	/*/	/*/
5201	Spirovac L5	50	/*/	/*/	/*/	/*/
5202	Spirovac® VL5	10	/*/	/*/	/*/	/*/
5203	Spirovac VL5	50	/*/	/*/	/*/	/*/
4890	StayBred™ VL5	10	/*/	/*/	/*/	/*/
4892	StayBred VL5	50	/*/	/*/	/*/	/*/
4904	TSV-2®	1	/*/	/*/	/*/	/*/
4909	TSV-2	10	/*/	/*/	/*/	/*/
4912	TSV-2	25	/*/	/*/	/*/	/*/
4913	TSV-2	50	/*/	/*/	/*/	/*/
4381	Ultrabac® 7	10	/*/	/*/	/*/	/*/
4379	Ultrabac 7	50	/*/	/*/	/*/	/*/
4380	Ultrabac 7	200	/*/	/*/	/*/	/*/
4384	Ultrabac® 7/Somubac®	10	/*/	/*/	/*/	/*/
4382	Ultrabac 7/Somubac	50	/*/	/*/	/*/	/*/
4383	Ultrabac 7/Somubac	200	/*/	/*/	/*/	/*/
4387	Ultrabac-8®	10	/*/	/*/	/*/	/*/
4385	Ultrabac-8	50	/*/	/*/	/*/	/*/
4386	Ultrabac-8	200	/*/	/*/	/*/	/*/
4388	Ultrabac® CD	10	/*/	/*/	/*/	/*/
4371	Ultrabac CD	50	/*/	/*/	/*/	/*/
5062	UltraChoice® 7	10	/*/	/*/	/*/	/*/
5063	UltraChoice 7	50	/*/	/*/	/*/	/*/
5064	UltraChoice 7	250	/*/	/*/	/*/	/*/
5065	UltraChoice® 8	10	/*/	/*/	/*/	/*/
5066	UltraChoice 8	50	/*/	/*/	/*/	/*/

5067	UltraChoice 8		250	/*/	/*/	/*/	/*/
5061	UltraChoice® CD		50	/*/	/*/	/*/	/*/
4937	Vibrin®		50	/*/	/*/	/*/	/*/
5330	SolidBac® Pinkeye IR/PR®		1 Pouch of 50	/*/	/*/	/*/	/*/
5270	Salmonella NewPort Bacterial Extract		50	/*/	/*/	/*/	/*/
5271	Escherichia Coli Bacterial Extract		50	/*/	/*/	/*/	/*/
CATTLE-ANTI-INFECTIVES
8171	A180®	Rx	100 mL	/*/	/*/	/*/	/*/
8172	A180	Rx	250 mL	/*/	/*/	/*/	/*/
8448	Albon® Bolus		5 g x 50	/*/	/*/	/*/	/*/
8449	Albon Bolus		15 g x 12	/*/	/*/	/*/	/*/
8450	Albon Bolus		15 g x 50	/*/	/*/	/*/	/*/
8189	Draxxin® Injectable Solution	Rx	50 mL	/*/	/*/	/*/	/*/
8174	Draxxin Injectable Solution	Rx	100 mL	/*/	/*/	/*/	/*/
8175	Draxxin Injectable Solution	Rx	250 mL	/*/	/*/	/*/	/*/
8176	Draxxin Injectable Solution	Rx	500 mL	/*/	/*/	/*/	/*/
1506	Excede® Sterile Suspension	Rx	100 mL	/*/	/*/	/*/	/*/
1431	Excenel® RTU Sterile Suspension	Rx	100 mL	/*/	/*/	/*/	/*/
7959	Liquamycin® LA-200®		100 mL	/*/	/*/	/*/	/*/
7960	Liquamycin LA-200		250 mL	/*/	/*/	/*/	/*/
7961	Liquamycin LA-200		500 mL	/*/	/*/	/*/	/*/
1465	Naxcel® Sterile Powder	Rx	1 g	/*/	/*/	/*/	/*/
1466	Naxcel Sterile Powder	Rx	4 g	/*/	/*/	/*/	/*/
1463	Sterile Water		80 mL	/*/	/*/	/*/	/*/
1464	Sterile Water		20 mL	/*/	/*/	/*/	/*/
7948	Terramycin® Scour Tabs		250 mg, 24/btl	/*/	/*/	/*/	/*/
7949	Terramycin Scour Tabs		250 mg, 100/btl	/*/	/*/	/*/	/*/
CATTLE-LINCOMIX
1452	Lincomix® Soluble Powder		160 g	/*/	/*/	/*/	/*/
1436	Linco-Spectin®	Rx	20 mL	/*/	/*/	/*/	/*/
CATTLE-MASTITIS
1403	Albadry Plus®		12	/*/	/*/	/*/	/*/
1404	Albadry Plus		144	/*/	/*/	/*/	/*/
2004	Nolvasan® Teat Dip		1 gal	/*/	/*/	/*/	/*/
8169	Orbeseal®		144	/*/	/*/	/*/	/*/
1475	Pirsue® Sterile Solution	Rx	12	/*/	/*/	/*/	/*/
1476	Pirsue Sterile Solution	Rx	144	/*/	/*/	/*/	/*/
1480	Quartermaster®	Rx	12	/*/	/*/	/*/	/*/
1481	Quartermaster (Bulk Pack)	Rx	144	/*/	/*/	/*/	/*/
1507	Spectramast® LC	Rx	12	/*/	/*/	/*/	/*/
1510	Spectramast LC	Rx	144	/*/	/*/	/*/	/*/
1508	Spectramast® DC	Rx	12	/*/	/*/	/*/	/*/
1511	Spectramast DC	Rx	144	/*/	/*/	/*/	/*/
CATTLE-PARACITICIDES
7897	Dectomax® 1% Injectable		100 mL	/*/	/*/	/*/	/*/
8186	Dectomax 1% Injectable		200 mL	/*/	/*/	/*/	/*/
7899	Dectomax 1% Injectable		500 mL	/*/	/*/	/*/	/*/
7892	Dectomax® Pour-On		250 mL	/*/	/*/	/*/	/*/
7893	Dectomax Pour-On		1 L	/*/	/*/	/*/	/*/
7894	Dectomax Pour-On		2.5 L	/*/	/*/	/*/	/*/
7895	Dectomax Pour-On		5 L	/*/	/*/	/*/	/*/
7030	Durasect®		1 gal	/*/	/*/	/*/	/*/
7032	Durasect II		900 mL	/*/	/*/	/*/	/*/
8783	Valbazen®		500 mL	/*/	/*/	/*/	/*/

8784	Valbazen		1 L	/*/	/*/	/*/	/*/
8785	Valbazen		5 L	/*/	/*/	/*/	/*/
CATTLE-REPRODUCTION
1420	EAZI-Breed™ CIDR® Applicator		Applicator	/*/	/*/	/*/	/*/
1518	EAZI-Breed CIDR Green Applicator		Applicator	/*/	/*/	/*/	/*/
1421	EAZI-Breed CIDR Insert		Bag of 10	/*/	/*/	/*/	/*/
0135	EAZI-Breed™ CIDR® G Applicator (Sheep)		Applicator	/*/	/*/	/*/	/*/
1533	EAZI-Breed CIDR G Insert (Sheep)		Bag of 20	/*/	/*/	/*/	/*/
2001	Factrel®	Rx	20 mL	/*/	/*/	/*/	/*/
1455	Lutalyse® Sterile Solution	Rx	30 mL	/*/	/*/	/*/	/*/
1504	Lutalyse Sterile Solution	Rx	100 mL	/*/	/*/	/*/	/*/
2003	Nolvalube®		8 lb	/*/	/*/	/*/	/*/
CATTLE-OTHER PHARMACEUTICALS
8152	Entrolyte® H.E.		178 g	/*/	/*/	/*/	/*/
2002	Hog & Cattle Vitamins & Electrolytes		8 oz	/*/	/*/	/*/	/*/
1478	Predef® 2X	Rx	100 mL	/*/	/*/	/*/	/*/
8112	Re-Sorb®		12	/*/	/*/	/*/	/*/
8142	Re-Sorb		72	/*/	/*/	/*/	/*/
8620	Therabloat®		2 oz	/*/	/*/	/*/	/*/
CATTLE-PRODUCTION
1458	MGA® 200 Premix		50 lb bag	/*/	/*/	/*/	/*/
1459	MGA® 500 Liquid Premix		40 lb drum	/*/	/*/	/*/	/*/
2016	Synovex® C		Box(10-10 ds Clips)	/*/	/*/	/*/	/*/
2014	Synovex C		Display(20 x 2-10 ds Clips)	/*/	/*/	/*/	/*/
2017	Synovex® Choice		Box(10-10 ds Clips)	/*/	/*/	/*/	/*/
2018	Synovex® H		Box(10-10 ds Clips)	/*/	/*/	/*/	/*/
2019	Synovex® Plus		Box(10-10 ds Clips)	/*/	/*/	/*/	/*/
2022	Synovex® S		Box(10-10 ds Clips)	/*/	/*/	/*/	/*/
	DAIRY GENOMICS
PAG3KDB	Brown Swiss 3K Core Traits		-	/*/	/*/	/*/	/*/
PAG3KDH	Holstein 3K Core Traits		-	/*/	/*/	/*/	/*/
PAG3KDJ	Jersey 3K Core Traits		-	/*/	/*/	/*/	/*/
PAGR	Dairy Red Carrier Test		-	/*/	/*/	/*/	/*/
	BEEF GENOMICS
PAGHDA	High Density 50 K Angus		-	/*/	/*/	/*/	/*/
PAGGST	GeneSTAR Combined Paned		-	/*/	/*/	/*/	/*/
PAGB	GeneSTAR Black		-	/*/	/*/	/*/	/*/
	GENETIC CONDITIONS
PAGDEFAM	Anthrogryposis Mulitplex		-	/*/	/*/	/*/	/*/
PAGDEFNH	Neuro Hydrocephalus		-	/*/	/*/	/*/	/*/
PAGDEFAMNH	AM and NH Combined		-	/*/	/*/	/*/	/*/
PAGDEFCA	Contractural Arachnodactyly		-	/*/	/*/	/*/	/*/
PAGDEFIE	Idiopathic Epilepsy		-	/*/	/*/	/*/	/*/
PAGDEFMA	Alpha-Mannisodosis		-	/*/	/*/	/*/	/*/
PAGDEFOS	Osteopetrosis		-	/*/	/*/	/*/	/*/
PAGDEFPH	Pulmonary Hyperplasia Anasarca		-	/*/	/*/	/*/	/*/
PAGDEFTH	Tibial Hemimelia		-	/*/	/*/	/*/	/*/
PAGDEFPHTH	PH and TH		-	/*/	/*/	/*/	/*/
	PARENT VERIFICATION
PAGPSNP	SireTRACE (SNP)		-	/*/	/*/	/*/	/*/
SWINE RESPIRATORY BIOLOGICALS
5223	FluSure XP®		50	/*/	/*/	/*/	/*/
5224	FluSure XP		250	/*/	/*/	/*/	/*/
5042	FluSure® Pandemic		50	/*/	/*/	/*/	/*/
5043	FluSure Pandemic		250	/*/	/*/	/*/	/*/
5219	FluSure XP®/FarrowSure® GOLD		50	/*/	/*/	/*/	/*/
5220	FluSure XP/FarrowSure GOLD		250	/*/	/*/	/*/	/*/
5221	FluSure XP®/FarrowSure® GOLD Plus B		50	/*/	/*/	/*/	/*/
5227	FluSure XP®/RespiSure®		50	/*/	/*/	/*/	/*/
5231	FluSure XP®/RespiSure-ONE®		50	/*/	/*/	/*/	/*/
5225	FluSure XP®/ER Bac Plus®		50	/*/	/*/	/*/	/*/
5233	FluSure XP®/RespiSure-ONE®/ER Bac Plus®		50	/*/	/*/	/*/	/*/
5001	RespiSure-ONE® (to be disc)		50	/*/	/*/	/*/	/*/
5002	RespiSure-ONE (to be disc)		250	/*/	/*/	/*/	/*/
5003	RespiSure-ONE (to be disc)		500	/*/	/*/	/*/	/*/
5260	RespiSure-ONE®		50	/*/	/*/	/*/	/*/
5261	RespiSure-ONE		250	/*/	/*/	/*/	/*/
5262	RespiSure-ONE		500	/*/	/*/	/*/	/*/
5166	RespiSure-ONE®/ER Bac Plus®		50	/*/	/*/	/*/	/*/
5167	RespiSure-ONE/ER Bac Plus		250	/*/	/*/	/*/	/*/
5168	RespiSure-ONE/ER Bac Plus		500	/*/	/*/	/*/	/*/
4606	RespiSure®		50	/*/	/*/	/*/	/*/

4618	RespiSure		250	/*/	/*/	/*/	/*/
4589	RespiSure		500	/*/	/*/	/*/	/*/
5169	RespiSure®/ER Bac Plus®		50	/*/	/*/	/*/	/*/
5170	RespiSure/ER Bac Plus		250	/*/	/*/	/*/	/*/
5171	RespiSure/ER Bac Plus		500	/*/	/*/	/*/	/*/
2238	Suvaxyn® RespiFend® MH/HPS		50	/*/	/*/	/*/	/*/
2239	Suvaxyn RespiFend MH/HPS		125	/*/	/*/	/*/	/*/
2224	Suvaxyn® PCV2		50	/*/	/*/	/*/	/*/
2225	Suvaxyn PCV2		250	/*/	/*/	/*/	/*/
5041	ER Bac® Plus		250	/*/	/*/	/*/	/*/
2214	Suvaxyn® E - oral		100	/*/	/*/	/*/	/*/
2215	Suvaxyn E - oral		250	/*/	/*/	/*/	/*/
2216	Suvaxyn E - oral		500	/*/	/*/	/*/	/*/
SWINE REPRODUCTIVE BIOLOGICALS
5213	ER Bac® L5 GOLD		50	/*/	/*/	/*/	/*/
5204	FarrowSure® GOLD		50	/*/	/*/	/*/	/*/
5248	FarrowSure GOLD		250	/*/	/*/	/*/	/*/
5206	FarrowSure® GOLD B		50	/*/	/*/	/*/	/*/
4402	LitterGuard®		50	/*/	/*/	/*/	/*/
4410	LitterGuard® LT-C		50	/*/	/*/	/*/	/*/
4452	LitterGuard LT-C		250	/*/	/*/	/*/	/*/
SWINE LARGE ANIMAL VIALS
8189	Draxxin® Injectable Solution	Rx	50 mL	/*/	/*/	/*/	/*/
8174	Draxxin Injectable Solution	Rx	100 mL	/*/	/*/	/*/	/*/
8175	Draxxin Injectable Solution	Rx	250 mL	/*/	/*/	/*/	/*/
8176	Draxxin Injectable Solution	Rx	500 mL	/*/	/*/	/*/	/*/
1505	EXCEDE® for Swine	Rx	100 mL	/*/	/*/	/*/	/*/
1431	Excenel® RTU Sterile Suspension	Rx	100 mL	/*/	/*/	/*/	/*/
1436	Linco-Spectin®	Rx	20 mL	/*/	/*/	/*/	/*/
1450	Lincomix® 100 mg Injectable		100 mL	/*/	/*/	/*/	/*/
1451	Lincomix 300 mg Injectable		100 mL	/*/	/*/	/*/	/*/
1455	Lutalyse® Sterile Solution	Rx	30 mL	/*/	/*/	/*/	/*/
1504	Lutalyse Sterile Solution	Rx	100 mL	/*/	/*/	/*/	/*/
1465	Naxcel® Sterile Powder	Rx	1 g	/*/	/*/	/*/	/*/
1466	Naxcel Sterile Powder	Rx	4 g	/*/	/*/	/*/	/*/
1463	Sterile Water		80 mL	/*/	/*/	/*/	/*/
1478	Predef® 2X	Rx	100 mL	/*/	/*/	/*/	/*/

7897	Dectomax® 1% Injectable	100 mL	/*/	/*/	/*/	/*/
8186	Dectomax 1% Injectable	200 mL	/*/	/*/	/*/	/*/
7899	Dectomax 1% Injectable	500 mL	/*/	/*/	/*/	/*/
7959	Liquamycin® LA-200®	100 mL	/*/	/*/	/*/	/*/
7960	Liquamycin LA-200	250 mL	/*/	/*/	/*/	/*/
7961	Liquamycin LA-200	500 mL	/*/	/*/	/*/	/*/
1453	Lincomix Soluble Powder	480 g	/*/	/*/	/*/	/*/
1454	LS 50	75 g	/*/	/*/	/*/	/*/
SWINE-FEED MEDICATIONS
1447	Lincomix® 20	50 lb	/*/	/*/	/*/	/*/
1448	Lincomix® 50	50 lb	/*/	/*/	/*/	/*/
*Product skus will be discontinued once inventory is depleted. **Product skus will become available once inventory of old skus is depleted.

SCHEDULE B

LIST OF STRATEGIC ACCOUNTS

“PARTICIPATING CUSTOMERS (Veterinarians, Dealers, Producers, and Strategic Producers) will be clearly identified with current updates within the Leaders’ Edge Enrollment Notifications that are regularly posted to the Pfizer AH Partners website www.pfizerahartners.com.

Narc ID	Name	Address	City	State
/*/	/*/	/*/	/*/	/*/

SCHEDULE C

SUGGESTED RESALE PRICE LIST AND DISTRIBUTOR PRICING
CATTLE SUGGESTED RETAIL PRICING

Pricing will be provided by Pfizer as specified herein.

SCHEDULE D

Section A

Fee for Logistics

Definitions:	“Fee Eligible Products” shall mean those Pfizer Products listed in Schedule A hereto for which a Fee payment will be made to WALCO in accordance with paragraph 5.

1) Pfizer shall pay to WALCO a fee for logistics (hereinafter, “Fee”) paid at a rate of (i) a differentiated percentage [see SCHEDULE E for breakdown] on Sales Out for Fee Eligible Products to identified PARTICIPATING CUSTOMERS who are producers (but not including Strategic Accounts), (ii) /*/ on Sales Out for Fee Eligible Products to identified PARTICIPATING CUSTOMERS who are veterinarians (but not including Strategic Accounts), and (iii) /*/  on Sales Out for Fee Eligible Products to identified PARTICIPATING CUSTOMERS who are Strategic Accounts.  For a Veterinarian to receive an RSA on Strategic Producer product sales, the Veterinarian must buy those product quantities directly from Pfizer Animal Health.  Such product purchases must be made within the timeframe of the reported sales to the Strategic Producer in order to receive a /*/ RSA for sales to Leaders’ Edge Strategic Producers.  The Veterinarian also must hold the accounts receivable on those products for the Strategic Producer.  The remaining product purchases to service Leaders’ Edge accounts or Non-Leaders’ Edge accounts may be sourced from an authorized Pfizer distributor or directly from Pfizer Animal Health.  The Fee is calculated on a Product by Product basis and based on the Product price contained in the Participating Customer’s SUGGESTED RESALE PRICE LIST in effect at the time of such Product purchase. The Fee is contingent on WALCO fulfilling all conditions outlined in paragraph 4 of this Agreement.  The payments made pursuant to this Schedule D, Section A are not payable for sales to anyone other than PARTICIPATING CUSTOMERS.  The Fee is net of any difference between WALCO’s purchase price and the SUGGESTED RESALE PRICE LIST price.  WALCO shall only receive the payments set out in this Schedule D, Section A for sales to PARTICIPATING CUSTOMERS which are consummated after confirmation by Pfizer to WALCO that a customer is a PARTICIPATING CUSTOMER.

2) Pfizer shall have the right to audit shipping records of WALCO to confirm delivery of Products to producers or veterinarians in order to assure proper Fee payments under paragraph 1 of this Schedule D, Section A.  Any material misrepresentations by WALCO related to paragraph 1 of this Schedule D, Section A and the party actually taking possession of the products shall void any payments due under paragraph 1 of this Schedule D, Section A. In addition, WALCO recognizes that the Leaders Edge program is designed as an effective go-to market approach to selling for the benefit of veterinarians and/or dealers who add value in the transaction to their customers as well as value for those customers.  Blatant abuse of the intended structure of the Leaders Edge Program by WALCO (including, but not limited to, falsification of EDI data or establishing false business entities or inserting business entities that add no commercial value to end users purely to obtain additional Fee payments) will subject WALCO to potential forfeiture of all Fee’s paid on those transactions provided for in this Schedule D, Section A at the sole discretion of Pfizer.  Decisions made as a result of Pfizer’s investigations of blatant abuse of the intended structure of Leaders Edge are solely Pfizer’s to make and forfeitures of Fees may happen retroactively in the form of credits against future Fee payments.

3) The parties agree that WALCO will provide to Pfizer on request and within two (2) business days, proof of delivery on any suspicious (as determined by Pfizer) EDI transaction.  WALCO agrees that Pfizer shall be entitled to audit, either directly or through external auditors hired by Pfizer and upon reasonable notice by Pfizer, WALCO’s books and records for the purpose of determining the accuracy of EDI data for Pfizer Product sales communicated to Pfizer through Covansys.

4) Products which are not listed in Schedule A do not qualify for Fee payments.  All such Products shall be purchased by WALCO on a buy sell basis.  If new sku’s are added to Schedule A, Pfizer will communicate this to WALCO on a quarterly basis.

SCHEDULE E

Cattle Swine Leaders Edge/Differentiated RSA

Effective January 1, 2011 through December 31, 2011 Leaders’ Edge Suppliers will receive a service fee (RSA) for sales to eligible Leaders’ Edge customers as indicated below.

RSA Payments
Sales To ->	LE Vet/Dealer	LE Strategic Producer	LE Producer
Distributor	/*/	/*/	Variable RSA (See Schedule A)
Veterinarian	/*/	/*/*	Variable RSA (See Schedule A)

** Veterinarians MUST purchase an equivalent amount of product direct from Pfizer Animal Health to be eligible for a /*/ RSA for sales to Leaders’ Edge Strategic Producers.

SCHEDULE F

Pfizer Returned Goods Policy & Procedure

AUDIENCE

  Customer Service Operations, Finance, Marketing, & Field Force

SCOPE

Cattle, Swine, Equine, and CAD products purchased directly from Pfizer Animal Health may be returned for credit based on the current Pfizer Animal Health Return Goods Price List providing it is not outside the defined return window.  ONLY CAD products may be returned for exchange providing it is not outside the defined return window.

o	Cattle, Swine, Equine, and CAD products return window is defined as two months prior and six months beyond the product’s expiration date. (except Revolution 6pk and Rimadyl 180ct, which can be exchanged or credited six months prior to the products expiration date).
o	In addition, CAD products may also be returned 12 months after the invoice date for Return Goods Credit only provided that the product has not expired.

Cattle, Swine, and Equine Biologicals purchased directly from Pfizer Animal Health may be returned for credit based upon 100% of the customer’s prior calendar year’s pricing.  All other Cattle, Swine, and Equine products will receive credit based upon 90% of the customer’s prior calendar year’s pricing.

o	Exception #1: Short dated products (defined as consistently shipping with 4-6months dating or less, such as ScourGuard) may receive a return goods credit based upon 100% of customer’s current year’s pricing.
o	Exception #2: Newly launched products not available the prior year, will follow the return policy as stated above but pricing will be based off of the current year.

Cad Products purchased directly from Pfizer Animal Health may be returned for credit at 75% of current list price or be exchanged for like product in full packaged quantities provided they are within the return window.

o	Exception #1: Customers that receive discount pricing due to a contract may have terms per their contract stating they will receive returns pricing at 75% of invoice price.

Products sold on a non-returnable basis are not eligible for credit or exchange.  Products sold on a non-returnable basis include: syringes, rabies tags, Unipet Nutritabs, Roccal-D, Plastic Dispensing Bags, Sterile Water, Terramycin-343, Terramycin Soluble Powder, Eazi-Breed CIDR, Lincomix Soluble Powder, Lincomix Feed, Neomix 325 Commercial Grade, LS 50, and MGA

A. Products NOT eligible for exchange include:

1 Products not purchased directly from Pfizer Animal Health
2 Cattle, Swine, and Equine Products
3 Products outside the defined return window
4 Items returned in less than the original packaged unit (partials)

B. Products NOT eligible for credit include:

1 Products not purchased directly from Pfizer Animal Health
2 Products outside the defined return window
3 Items returned in quantities less than the original packaged unit (partials), with the exception of small animal biologicals, Amoxi tablets, Clavamox tablets, Albon tablets, Primor, Zeniquin, Cestex, Anipryl, and Temaril-P. Partial returns of these items will be credited in 25% increments.

C. Claims for Breakage or Shortage - Any obvious breakage or shortage must be brought to the attention of Pfizer Animal Health and the carrier. This must also be noted when signing delivery documents.  Mis-shipments, shortages and concealed damages must be reported to Pfizer Animal Health within 15 business days for distribution (21 days for Veterinarians) from invoice date to receive full invoice credit. Claims received after this timeframe will not be considered for credit. Credits for damages and mis-shipments (i.e. CSR or warehouse error) will be matched up to the original invoice and credited at full invoice pricing.

D. Discontinued Products - Discontinued products may not be returned for exchange but can be returned for credit at our current return’s price. Return of discontinued product must meet all other return requirements detailed in this policy.

PROCEDURE

Pfizer AH Customer Service will make pick up arrangements for returns of outdated product   purchased directly from Pfizer. Veterinarians or Pfizer Territory Managers should contact Customer Service to arrange for pick-up at 1-800-733-5500.  Returns for all other classes of trade should be sent freight prepaid to the Pfizer Returns Center located in Lee’s Summit, MO.

Customer Service and/or Pfizer Animal Health Territory Manager must complete the Merchandise Return Form (MRF) and forward along with the return shipment to the Pfizer Animal Health Returns Center at One Pfizer Way, Building 200, Lee’s Summit, MO 64081. The MRF should be marked as credit or exchange. If the return shipment contains both product to be credited, and also product to be exchanged, a separate MRF should be completed for the credit and the exchange.  Credit or exchange will be issued only upon receipt of the product at the Pfizer Animal Health Returns Center.  Product should not be destroyed in the field.  The product must have been purchased directly from Pfizer Animal Health and within the defined returns window.

Distributor accounts should fax a copy of the completed MRF to Major Accounts at 1-800-228-5176 for returns authorization.  Once approved, a copy of the signed form will be faxed back to the distributor to be included in the return shipment.